EXHIBIT 9(d)

                         SHAREHOLDER SERVICE AGREEMENT

      THIS AGREEMENT made as of this 1st day of June, 1988 by and between SCUDDER SERVICE CORPORATION, a Massachusetts corporation ("Service") and AARP INCOME TRUST, a Massachusetts business trust (the "Fund").

                                  WITNESSETH:

      WHEREAS, Service is engaged in the business of providing certain recordkeeping, shareholder, servicing and other services; and

      WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended; and

      WHEREAS, Service is willing to provide to the Fund certain shareholder servicing and other services on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:
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Article 1. Terms of Appointment; Duties of Service

      1.01. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Service to act as, and Service agrees to act as, shareholder servicing agent with respect to the authorized and issued shares of beneficial interest of the Fund ("Shares") which are held in accounts (individually an "Account" or collectively the "Accounts") for shareholders of the Fund (individually a "Shareholder" or collectively the "Shareholders").

      1.02. Service agrees that it will perform the following services in accordance with procedures established from time to time by agreement between the Fund and Service. Subject to such procedures, Service shall:

            (i) respond to all telephone inquiries from Shareholders or their authorized representatives regarding the status of Shareholder Accounts;

            (ii) receive and record all telephone orders in appropriate form for redemption or repurchase (including a redemption or repurchase and the investment of the proceeds thereof in the shares of another investment company advised by the Fund's investment adviser, which transaction is sometimes referred to as an "exchange") of Shares from Shareholders or their authorized representatives, and transmit such orders to the Fund's transfer agent on the business day received;


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            (iii) respond to correspondence from Shareholders or their authorized representatives regarding the status of Accounts or information related to Accounts; provided, however, that Service shall not be responsible for processing written orders to purchase, redeem or repurchase Shares, whether or not in "good order" as defined in the Fund's registration statement as from time to time in effect under the Securities Act of 1933, for the purchase or redemption of Shares;

            (iv) perform Account maintenance updates, including minor corrections and adjustments to Account information when requested by a Shareholder or his authorized representative; provided, however, that the term "Account maintenance updates" shall not include: (a) changing the number of shares in an account, (b) changing the taxpayer identification number of the Shareholder, except for obvious typographical or data entry errors, (c) changing the Shareholder's name, or any portion of it, or address, except for obvious typographical or data entry errors, (d) changing the bank account to which redemption proceeds are to be wired in the case of telephone redemption, or (e) changing any other information in the Account which cannot be changed in the absence of a signature guarantee pursuant to the policies of the Fund as from time to time in effect; and

            (v) cooperate with the Fund's transfer agent for the purpose of establishing and implementing procedures to ensure


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that the Fund's transfer agency and shareholder relations functions are efficiently carried out. Notwithstanding anything to the contrary in this Agreement, Service shall not be responsible for the performance of any duties which are required to be performed by State Street Bank and Trust Company (the "Bank") pursuant to a Transfer, Dividend Disbursing and Plan Agency Agreement dated as of November 30, 1984 between the Fund and the Bank.

Article 2. Fees and Expenses

      2.01. For performance by Service of services pursuant to this Agreement, the Fund agrees to pay Service an annual maintenance fee for each Account as agreed to, from time to time, in writing by the parties. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time by mutual agreement between the Fund and Service, as approved by a majority of the disinterested Trustees of the Fund.

      2.02. In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse Service for out-of-pocket expenses or advances incurred by Service for the items agreed to, from time to time, in writing by the parties. In addition, any other expenses incurred by Service, at the request or with the consent of the Fund, will be reimbursed by the Fund.


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      2.03. The Fund agrees to pay all fees and reimbursable expenses promptly.
Postage and the cost of materials for mailing shall be advanced to Service by the Fund at least two (2) days prior to the mailing date of such materials or paid within two (2) days of the receipt by the Fund of a bill therefor.

Article 3. Representations and Warranties of Service

      Service represents and warrants to the Fund that:

      3.01. It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

      3.02. It has the legal power and authority to carry on its business in The Commonwealth of Massachusetts.

      3.03. It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

      3.04. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      3.05. It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

      3.06. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.


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Article 4. Representations and Warranties of the Fund

            The Fund represents and warrants to Service that:

      4.01. It is a business trust corporation duly organized and existing under the laws of The Commonwealth of Massachusetts.

      4.02. It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

      4.03. All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

      4.04. It is an investment company registered under the Investment Company Act of 1940, as amended, (the "Act").

      4.05. A majority of the Trustees of the Fund who are not interested persons have made findings to the effect that:

            (a) the Agreement is in the best interest of the Fund and its Shareholders;

            (b) the services to be performed pursuant to the Agreement are services required for the operation of the Fund;

            (c) Service can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and

            (d) the fees charged by Service for such services are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.


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            4.06. A registration statement under the Securities Act of 1933, as amended, has been filed and has become effective, and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale. The Fund shall notify Service (i) if such registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to the Shares, or (ii) if such registration statement shall have been amended to cover Shares of any additional Series (as hereinafter defined in Section 8.01).

Article 5. Indemnification

      5.01. Service shall not be responsible for, and the Fund shall indemnify and hold Service harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

            (a) all actions of Service or its agents required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

            (b) the Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct, or which arise out of the breach of any representation or warranty of the Fund hereunder;


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            (c) the reliance on or use by Service or its agents of information, records and documents which (i) are received by Service or its agents and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm (except Service) on behalf of the Fund;

            (d) the reliance on or the carrying out by Service or its agents of any written instructions or requests of the Fund or any person acting on behalf of the Fund; and

            (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by an federal agency or any state with respect to the offer or sale of such Shares in such state.

      5.02. Service shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to Service's refusal or failure to comply with the terms of this Agreement (whether as a result of the acts or omissions of Service or of its agents or subcontractors) or which arises out of Services's or its agent's or subcontractor's lack of good faith, negligence or willful misconduct, or which


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arises out of the breach of any representation or warranty of Service hereunder.

      5.03. At any time Service may apply to any officer of the Fund for instructions, and may consult with legal counsel (which may also be legal counsel for the Fund) with respect to any matter arising in connection with the services to be performed by Service under this Agreement, and Service shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. Service and its agents shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data or records or documents provided Service or its agents by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

      5.04. Service may at any time or times in its discretion appoint (and may at any time remove) another individual, corporation, partnership, trust or company as its agent to carry out such of the provisions of this Agreement as Service shall from time to time direct.


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      5.05. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

      5.06. In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6. Covenants of the Fund and Service

      6.01. Service hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for


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safekeeping of records and for the preparation or use, and for keeping account of, such records.

      6.02. Service shall at all times maintain insurance coverage which is reasonable and customary in light of its duties hereunder and its other obligations and activities and shall notify the Fund of any changes in its insurance coverage.

      6.03. Service shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Act and the Rules thereunder, Service agrees that all such records, and those records that the Fund and Service agree from time to time to be the records of the Fund, will be preserved, maintained at the expense of the Fund and made available in accordance with such Section and Rules and this Agreement, and will be surrendered promptly to the Fund at its request. Records surrendered hereunder shall be in machine readable form, except to the extent that Service has maintained such a record only in paper form.

      6.04. Service and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law.


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      6.05. In case of any requests or demands for the inspection of the records relating to Accounts with the Fund, Service will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Service reserves the right, however, to exhibit such records to any person whenever it is advised by counsel to the Fund that it may be held liable for the failure to exhibit such records to such person.

      6.06. Service acknowledges that the Fund, as a registered investment company under the Act, is subject to the provisions of the Act and the rules and regulations thereunder, and that the offer and sale of the Fund's Shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Fund acknowledges that Service is not responsible for the Fund's compliance with such laws, rules and regulations. If the Fund advises Service that a procedure of Service related to the discharge of its obligations hereunder has or may have the effect of causing the Fund to violate any of such laws, rules or regulations, Service shall use its best efforts to develop a mutually agreeable alternative procedure which does not have such effect.


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Article 7.  Termination of Agreement

      7.01. This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

      7.02. Upon termination of this Agreement, the Fund shall pay to Service such fees and expenses as may be due as of the date of such termination.

      7.03. Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, Service reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8.  Additional Series of the Fund

      8.01. The Shares of the Fund are divided into separate series ("Series"), each of which has been established pursuant to a written instrument executed by the Trustees, and the Trustees may from time to time terminate any or all of such Series or establish and eliminate additional Series. If the context requires and unless otherwise specifically provided herein, the term "Fund" as used in this Agreement shall mean, in addition, each separate Series currently existing or subsequently created, and the term "Shares" shall mean all shares of beneficial interest of the Fund, whether of a single


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class or divided into separate Series of the Fund currently existing or hereinafter created.

      8.02. In the event that the Fund establishes one or more or additional Series of Shares with respect to which it desires to have Service render services as recordkeeping agent under the terms hereof, it shall so notify Service in writing, and upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, relating to such Series of Shares and unless Service objects in writing to providing such services, such Series shall be subject to this Agreement.

      8.03. In the event that the Fund suspends the offering of Shares of any one or more Series, it shall so notify Service in writing to such effect.

Article 9.  Assignment

      9.01. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      9.02. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.


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Article 10.  Amendment

      10.01. This Agreement may be amended or modified by a written agreement executed by both parties.

Article 11.  Massachusetts Law to Apply

      11.01. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 12.  Entire Agreement

      12.01. This Agreement constitutes the entire agreement between the parties hereto.

Article 13.  Form N-SAR

      13.01. Service shall maintain such records as shall enable the Fund to fulfill the requirements of Form N-SAR.

Article 14.  Further Actions

      14.01. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.


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Article 15.  Interpretive Provisions

      15.01. In connection with the operation of this Agreement, Service and the Fund may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may, in their joint opinion, be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by the parties and annexed hereto, but no such provision shall contravene any applicable federal or state law or regulation and no such interpretive or additional provision shall be deemed to be an amendment of this Agreement.

Article 16.  Miscellaneous

      16.01. The name AARP GROWTH TRUST is the designation of the Trustees for the time being under a Declaration of Trust dated June 8, 1984, as amended, and all persons dealing with the Fund must look solely to the Fund property for the enforcement of any claims against the Fund as neither the Trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on behalf of the Fund. No Series of the Fund shall be liable for any claims against any other Series of the Fund.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.


                                       SCUDDER SERVICE CORPORATION



                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                             Title: President



                                       AARP INCOME TRUST



                                       By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                             Title: President


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